Exhibit 99.1 Brookdale Reports December 2024 Occupancy Nashville, Tenn., January 9, 2025 – Brookdale Senior Living Inc. (NYSE: BKD) reported today its consolidated occupancy for December 2024. 2023 2024 Occupancy Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Wtd. avg. 78.3% 78.0% 77.9% 77.9% 77.9% 78.1% 78.2% 78.6% 78.9% 79.2% 79.4% 79.5% 79.3% Month end 79.3% 79.3% 79.2% 79.1% 79.2% 79.5% 79.7% 79.9% 80.4% 80.5% 80.8% 80.4% 80.5% December 2024 Observations: • Supported by favorable move‐in and move‐out levels, December weighted average occupancy increased 100 basis points year‐over‐year, from 78.3% in 2023 to 79.3% in 2024. • Fourth quarter 2024 weighted average occupancy also increased 100 basis points compared to the prior year quarter. • Sequentially, fourth quarter 2024 weighted average occupancy increased 50 basis points compared to the third quarter, exceeding normal pre‐pandemic seasonality for this period. • Fourth quarter 2024 move‐in volume surpassed the prior year and exceeded the pre‐pandemic average for this period by 8%. About Brookdale Senior Living Brookdale Senior Living Inc. is the nation’s premier operator of senior living communities. The Company is committed to its mission of enriching the lives of the people it serves with compassion, respect, excellence, and integrity. The Company, through its affiliates, operates independent living, assisted living, memory care, and continuing care retirement communities. Through its comprehensive network, Brookdale helps to provide seniors with care, connection, and services in an environment that feels like home. The Company’s expertise in healthcare, hospitality, and real estate provides residents with opportunities to improve wellness, pursue passions, make new friends, and stay connected with loved ones. Brookdale, through its affiliates, operates and manages 647 communities in 41 states as of December 31, 2024, with the ability to serve approximately 58,000 residents. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook or YouTube. Jessica Hazel, VP Investor Relations • 615‐564‐8104 • email: Jessica.hazel@brookdale.com 75% 77% 79% 81% Dec 2023 Jan 2024 Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Weighted average Month end Wtd. Avg. 4Q 2024 79.4% 3Q 2024 78.9% 2Q 2024 78.1% 1Q 2024 77.9% 4Q 2023 78.4% 3Q 2023 77.6% 2Q 2023 76.5% 1Q 2023 76.3% 4Q 2022 77.1% 3Q 2022 76.4% 2Q 2022 74.6% 1Q 2022 73.4% Brookdale’s Consolidated Occupancy